                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------



The Board of Directors
Casey's General Stores, Inc.:


We consent to incorporation by reference in the Registration Statements (No. 33-19179, 33-42907 and 33-56977) on Form S-8 of Casey's General Stores, Inc. of our report dated June 13, 2000, relating to the consolidated balance sheets of Casey's General Stores, Inc. and subsidiaries as of April 30, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended April 30, 2000, which report is incorporated by reference in the April 30, 2000 Annual Report on Form 10-K of Casey's General Stores, Inc.



                                   KPMG LLP


Des Moines, Iowa
July 21, 2000